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                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                      Registration No. 333-91647

Prospectus Supplement to Proxy Statement--Prospectus dated November 24, 1999

THE GUARANTEE LIFE
COMPANIES INC.


November 29, 1999

        Re: The Guarantee Life Companies Inc. Proposed Merger

Dear Thrift Participant:

As a participant in the Guarantee Thrift Savings Plan, you are entitled to direct the trustee of the plan on how to vote all of your shares of Guarantee stock held under the plan on the proposed merger of The Guarantee Life Companies Inc. ("Guarantee") with a subsidiary of Jefferson-Pilot Corporation. A Proxy Statement-Prospectus, dated November 24, 1999 describing the proposed merger is enclosed for your information together with a proxy card and return envelope. The trustee of the plan will vote all of the shares of Guarantee common stock you hold under the plan, including any fractional shares, as you direct on the enclosed proxy card. The plan trustee will vote shares for which no direction is given in the same proportion as shares for which direction is given.

In the proposed merger, the Shareholders of Guarantee are allowed to elect the form of merger consideration, either cash or Jefferson-Pilot common stock, which they desire to receive if the merger is a stock election merger. Under the Guarantee Plan, however, the participants will not be entitled to elect the form of merger consideration because the Guarantee Plan Committee has directed the trustee of the plan to make the election for all participants of the Plan to receive consideration as follows:

        . Jefferson-Pilot common stock for shares of Guarantee common stock in the Plan acquired with the Guarantee matching contributions; and

        . Cash for the shares of Guarantee common stock in the Plan acquired with the participant's Contribution.

After the merger is completed, all participants are free to redirect cash funds according to Plan investment options.

The amount of cash or Jefferson-Pilot common stock you receive will depend on whether the merger is an all cash merger and what other Guarantee shareholders elect. In the case of an all cash merger, each shareholder of Guarantee including the participants in the Plan will receive cash.

You are encouraged to carefully review the Proxy Statement-Prospectus and if you have any questions about the merger contact: ChaseMellon Consulting, 450 West 33rd Street, 14th Floor, New York City, New York 10001, telephone
1-888-556-9472, and if you have any questions about the Plan contact Beth Nicoll at (402)361-7333.

                                                Very truly yours,

                                                /s/ Richard A. Spellman
                                                Richard A. Spellman